Exhibit 99.1

Xencor Reports Third Quarter 2023 Financial Results

-- Royalty Transaction Generates $215 Million Upfront --

-- Management to Host Conference Call at 4:30 p.m. ET Today --

PASADENA, Calif.--Nov. 7, 2023-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases, today reported financial results for the third quarter ended September 30, 2023 and provided a review of recent business and clinical highlights.

“Today we are announcing measures to strengthen our balance sheet and maximize our focus on the most promising programs created with XmAb® technologies. First, we have sold a portion of our Ultomiris® and Monjuvi® royalties to OMERS Life Sciences for an upfront payment of $215 million. Importantly, we retain potential economic upside from the sales performance of these medicines,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “In addition, a core piece of Xencor’s strategy remains stringent decision making across our clinical pipeline based on emerging data from our programs, the evolving competitive landscape, and prudent management of our resources. We have decided to stop development of XmAb104, our PD-1 x ICOS bispecific antibody, narrow the enrollment for an ongoing study of vudalimab, and opt out of cost sharing with Genentech for our co-developed IL-15 program. Taken altogether, we believe our cash runway now extends into 2027.”

“These pipeline decisions highlight an enhanced focus on targeted T cell-engaging bispecifics, which hold great potential for the treatment of patients with solid tumors, as recently shown at the ESMO conference by our partner Amgen. Our ENPP3 x CD3 and B7-H3 x CD28 bispecifics lead our internal clinical pipeline for this modality, and we expect to add our CLDN6 x CD3 program in 2024.”

Xencor Receives $215 Million Through Royalty Transaction with OMERS Life Sciences

Xencor has sold portions of financial interests from Alexion Pharmaceuticals, Inc., on sales of Ultomiris® (ravulizumab-cwvz) and from MorphoSys AG on sales of Monjuvi® (U.S.)/Minjuvi® (ex-U.S.) (tafasitamab-cxix) to OMERS, one of Canada’s largest defined benefit pension plans.

Under the agreements, Xencor has received a $215 million payment from OMERS. OMERS has acquired royalties due to Xencor on global Ultomiris sales from July 1, 2023 onward, with annual caps beginning in 2026, and the majority of a milestone payment earned this year. Xencor will also be eligible for a new Ultomiris sales-based milestone payment from OMERS. OMERS has also acquired royalties on global Monjuvi sales from July 1, 2023 until OMERS has received 1.3 times the value of the Monjuvi purchase price.

Pipeline Updates
•Vudalimab (PD-1 x CTLA-4): As previously disclosed, Xencor anticipates initiating a Phase 1b/2 study to evaluate vudalimab, a T-cell selective checkpoint inhibitor, in combination with chemotherapy, as a first-line treatment in patients with advanced non-small cell lung cancer, by the end of 2023. Part 1 of the study will evaluate the safety and preliminary activity of two dose levels of vudalimab, enrolling up to 20 patients in each dose group, in order to recommend a dose level for Part 2 of the study.

Xencor has been evaluating vudalimab in ongoing studies, as a monotherapy in patients with high-risk metastatic castration-resistant prostate cancer (mCRPC) and in gynecologic tumors, and in combination with chemotherapy or a PARP inhibitor in patients with mCRPC. Due to the rapidly changing competitive environment in these indications, the Company has closed the gynecologic tumor cohorts in the monotherapy study. Prostate cancer clinical data are anticipated to be presented at a medical conference in early 2024.

•XmAb104 (PD-1 x ICOS): Xencor will stop internal development of XmAb104 due to emerging data from Phase 1 expansion cohorts not meeting efficacy criteria for advancing the program. The study expansion enrolled patients with microsatellite stable colorectal cancer with or without liver metastases. The Company will continue to support patients currently enrolled and being treated.

•Efbalropendekin alfa (XmAb306, IL15/IL15Rα-Fc Cytokine): Xencor exercised its right under the Genentech agreement to convert its co-development and sharing of profits and losses on efbalropendekin alfa into a milestone and royalty arrangement without cost-sharing. The Company expects to finalize contract changes before year end.

•XmAb541 (CLDN6 x CD3): XmAb541 is a bispecific antibody that targets Claudin-6 (CLDN6), a tumor-associated antigen in ovarian cancer and other solid tumor types, and the CD3 receptor on T cells. The XmAb 2+1 multivalent format used in XmAb541 enables greater selectivity for CLDN6 over similar Claudin family members, such as CLDN9, CLDN3 and CLDN4. Xencor plans to submit an investigational new drug (IND) application by year end.
Progress Across Partnerships

•Amgen Inc.: Encouraging interim results from a Phase 1 study of xaluritamig, a STEAP1 x CD3 XmAb 2+1 bispecific antibody, were presented at the European Society for Medical Oncology (ESMO) Congress in October 2023.

•Janssen Biotech, Inc.: Xencor received $15 million in development milestone payments under its two agreements with Janssen that are focused on the development of CD28 bispecific antibodies. Janssen submitted an IND application for a CD28 bispecific antibody targeted to an undisclosed prostate tumor target. Janssen also submitted a clinical trial application (CTA) for a bispecific candidate targeted against a B cell tumor target.

•Gilead Sciences, Inc.: Xencor received a $6 million development milestone payment from Gilead Sciences, which initiated a Phase 2 study evaluating two broadly neutralizing anti-HIV antibodies that incorporate XmAb Fc technologies.

•Omeros Corporation: Xencor received a $5 million development milestone payment from Omeros, which initiated a Phase 2 study evaluating a candidate that incorporates XmAb Fc technologies.
Additional Corporate Updates

•In September, Xencor appointed Barbara J. Klencke, M.D., to its board of directors. Dr. Klencke is a world-class, patient-focused research and development expert, who has a successful track record in development and early commercialization of several medicines approved for the treatment of patients with cancer. She most recently served as chief medical officer and chief development officer at Sierra Oncology through mid-2023.

•John Kuch, senior vice president and chief financial officer, plans to retire in March 2024, after a successful 23-year career with Xencor. The Company is initiating a search for a new chief financial officer.
Monjuvi® and Minjuvi® are registered trademarks of MorphoSys AG. Ultomiris® is a registered trademark of Alexion Pharmaceuticals, Inc.

Financial Results for the Third Quarter and Nine Months Ended September 30, 2023

Cash, cash equivalents, receivables and marketable debt securities totaled $541.4 million as of September 30, 2023, compared to $613.5 million as of December 31, 2022. Net proceeds from the OMERS transaction are not included in this figure.

Total revenue for the third quarter ended September 30, 2023 was $59.2 million, compared to $27.3 million for the same period in 2022. Revenues earned in the third quarter of 2023 were primarily from milestone revenue from Alexion, Gilead, Janssen and Omeros, and royalty revenue from Alexion compared to the same period in 2022, which were primarily royalties from Alexion and Vir Biotechnology. Revenues for the nine months ended September 30, 2023 were $123.6 million, compared to $143.0 million for the same period in 2022. Revenue for the nine-month period in 2023 were primarily from research revenue from our second Janssen collaboration, royalty revenue from Alexion and milestone revenue from Alexion, Gilead, Janssen, Omeros and Zenas, compared to the same period in 2022, which were earned primarily from milestone revenue from Astellas and royalty revenue from Alexion, MorphoSys and Vir.

Research and development (R&D) expenses for the third quarter ended September 30, 2023 were $64.9 million, compared to $53.3 million for the same period in 2022. Increased R&D spending for the third quarter of 2023 compared to 2022 is primarily due to increased spending on development programs including vudalimab, XmAb541, and other research and early-stage programs. R&D expenses for the nine months ended September 30, 2023 were $189.4 million, compared to $148.1 million for the same period in 2022. Increased R&D spending for the first nine months of 2023 compared to 2022 is primarily due to an increase in spending on our new development programs including XmAb541, as well as spending on our vudalimab, XmAb819, XmAb564, and other research and early-stage programs.

General and administrative (G&A) expenses for the third quarter ended September 30, 2023 were $12.5 million, compared to $12.4 million for the same period in 2022. G&A expenses for the nine months ended September 30, 2023 were $37.9 million, compared to $34.7 million for the same period in 2022. Increased G&A spending for the first nine months of 2023 compared to the same periods in 2022 reflects increased spending on professional services and additional facility costs.

Other income (expense) for the third quarter ended September 30, 2023 was $(6.0) million and is comprised of unrealized loss on equity investments over interest income for the period, compared to $6.7 million for the same period in 2022 which is primarily unrealized gain on equity investments. Other income (expense) for the nine months ended September 30, 2023 was $(3.4) million, compared to $(2.2) million for the same period in 2022. The increase in other expense for the nine months ended September 30, 2023 over other expense for the same periods in 2022 is due to a higher unrealized loss from equity investments, partially offset by additional interest income earned.

Non-cash, stock-based compensation expense for the nine months ended September 30, 2023 was $39.1 million, compared to $36.2 million for the same period in 2022.

Net loss for the third quarter ended September 30, 2023 was $24.3 million, or $(0.40) on a fully diluted per share basis, compared to net loss of $32.8 million, or $(0.55) on a fully diluted per share basis, for the same period in 2022. Decreased net loss in the third quarter of 2023 compared to 2022 is primarily due to additional income earned. For the nine months ended September 30, 2023, net loss was $107.0 million, or $(1.77) on a fully diluted per share basis, compared to net loss of $43.1 million, or $(0.72) on a fully diluted per share basis, for the same period in 2022. Increased net loss in the first nine months of 2023 compared to 2022 is primarily due to decreased royalties from Vir and increased R&D expenses.

The total shares outstanding were 60,665,900 as of September 30, 2023, compared to 59,773,337 as of September 30, 2022.

Financial Guidance

Based on current operating plans and considering the net proceeds from the royalty sale transactions, Xencor expects to have cash to fund research and development programs and operations into 2027. The Company expects to end 2023 with between $615 million and $665 million in cash, cash equivalents and marketable debt securities.

Conference Call and Webcast

Xencor will host a conference call and webcast today at 4:30 p.m. ET (1:30 p.m. PT) to discuss the third quarter 2023 financial results and provide a corporate update.

The live webcast may be accessed through “Events & Presentations” in the Investors section of the Company’s website, located at investors.xencor.com. Telephone participants may register to receive a dial-in number and unique passcode that can be used to access the call. A recording will be available for at least 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies and cytokines for the treatment of patients with cancer and autoimmune diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a protein's structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding planned clinical trials, the quotations from Xencor's president and chief executive officer, contract negotiations, planned regulatory submissions, projected amounts of cash, cash equivalents and marketable debt securities and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2022 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Condensed Balance Sheets
(in thousands)

	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$52,733	$53,942
Marketable debt securities	412,827	526,689
Marketable equity securities	28,972	42,431
Accounts receivable	55,000	28,997
Prepaid expenses and other current assets	21,644	23,283
Total current assets	571,176	675,342

Property and equipment, net	68,035	59,183
Intangible assets, net	18,744	18,500
Marketable debt securities - long term	20,420	3,826
Marketable equity securities - long term	64,210	54,383
Notes receivable - long term	—	—
Right of use asset	34,807	34,419
Other assets	660	613
Total assets	$778,430	$846,266

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$39,439	$28,816
Lease liabilities	4,380	4,708
Deferred revenue	9,222	30,320
Total current liabilities	53,041	63,844

Lease liabilities, net of current portion	56,379	54,926
Total liabilities	109,420	118,770

Stockholders’ equity	669,010	727,496

Total liabilities and stockholders’ equity	$778,430	$846,266

The 2022 balance sheet was derived from the 2022 annual financial statements included in the Form 10-K that was filed on February 24, 2023

Xencor Inc.
Condensed Statements of Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)

Revenue	$59,164	$27,299	$123,649	$142,969

Operating expenses
Research and development	64,939	53,273	189,378	148,111
General and administrative	12,493	12,374	37,901	34,738
Total operating expenses	77,432	65,647	227,279	182,849

Loss from operations	(18,268)	(38,348)	(103,630)	(39,880)

Other income (expense), net	(6,001)	6,677	(3,356)	(2,171)
Income (loss) before income tax expense	(24,269)	(31,671)	(106,986)	(42,051)

Income tax expense	—	1,088	—	1,088

Net loss	(24,269)	(32,759)	(106,986)	(43,139)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable debt securities	1,151	(931)	6,244	(8,366)
Comprehensive loss	$(23,118)	$(33,690)	$(100,742)	$(51,505)

Net loss per share:
Basic and diluted net income loss per share	$(0.40)	$(0.55)	$(1.77)	$(0.72)
Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	60,621,534	59,716,594	60,387,163	59,564,985

Contacts

For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118

For Media:
Jason I. Spark
Evoke Canale
jason.spark@evokegroup.com
(619) 849-6005